Exhibit 10.39

                              EMPLOYMENT AGREEMENT


                     THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of November 21, 2002, between NORTH ATLANTIC TRADING COMPANY, INC. ("NATC") and JAMES W. DOBBINS (the "Executive").

                                    AGREEMENT

                     1. Employment, Duties and Acceptance. (a) NATC shall employ the Executive during the Term (as hereinafter defined) as the Senior Vice President and General Counsel of NATC and its subsidiaries, National Tobacco Company, L.P. ("NTC") and North Atlantic Operating Company, Inc. ("NAOC"). For purposes hereof and unless the context otherwise requires, NATC, NTC and NAOC are referred to collectively as the "Company".

                     (b) The Executive hereby accepts such employment and agrees to render his services to the Company on a full-time basis. The Executive further agrees to accept election and to serve during all or any part of the Term as an officer, director or representative of the Company and/or any subsidiary or affiliate of the Company (in addition to NTC and NAOC), without any compensation therefor other than that specified in this Agreement. The Executive shall report directly to the Chief Executive Officer of the Company, the President (or Chief Operating Officer) of the Company or Chief Financial Officer of the Company, as the Company may direct.

                     (c) The duties to be performed by the Executive hereunder shall be performed primarily in New York, New York, subject to reasonable travel requirements on behalf of the Company. The Executive acknowledges that he may be required to spend a significant amount of time periodically in the Company's Louisville facility. The Company shall not relocate the Executive outside of New York, New York, without his prior written consent, which may be withheld in the Executive's discretion. The Executive shall be entitled to four (4) weeks of paid vacation time annually.

                     2. Term of Employment. As used herein, the "Term" means the period commencing on the date hereof (the "Commencement Date") and ending on the first anniversary of the Commencement Date; provided, however, that the Term shall automatically be extended for an additional one-day period at the end of each day following the Commencement Date (such that, at the end of every day, the Term shall continue for a total of 12 months thereafter).

                     3. Compensation. The Executive shall be entitled to the following compensation:

                     (a) During the Term, the Company agrees to pay to the Executive a salary in cash (the "Salary") as compensation for the services to be performed by him as provided herein. The Salary shall be paid at the rate of $220,000 per annum. The Salary shall be paid in equal monthly installments or more frequently in accordance with the Company's salaried payroll payment policy less such deductions or amounts to be withheld as shall be required by


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applicable law and regulations. The Salary shall be reviewed annually and may be increased at the sole discretion of the Company's Board of Directors (the "Board").

                     (b) The Executive shall also be eligible to receive, in respect of each calendar year during the period of the Executive's employment hereunder, an annual cash bonus (each, a "Bonus"). The maximum Bonus the Executive shall be eligible to receive shall be 25% of Executive's then current annual Salary, one-half of which shall be based upon the achievement of individual annual performance goals established by the person to whom the Executive reports (in accordance with the third sentence of Section 1(b)) after consultation with the Executive and one-half of which shall be based on the Company achieving budgeted EBITDA for the calendar year in question under the Company's Management Bonus Program (as in effect from time to time). The Bonus, if any, payable in respect of a calendar year shall be paid to the Executive promptly following the completion of the audit of the Company's financial statements for such year and the approval of such Bonus by the Board. It is understood and agreed that, for purposes of the termination provisions of this Agreement set forth in Section 4 hereof, any discretionary bonus paid to the Executive (i.e., any bonus not based expressly on the factors set forth in this Section 4(b)) shall not constitute a "Bonus" as such term is used therein.

                     (c) The Executive shall be entitled to all rights and benefits for which he shall be eligible under any other corporate incentive program, retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance, all other so-called "fringe" benefits or perquisites and, as a special benefit, will be accorded up to $10,000 for a one-time initiation fee for a club membership and up to $3,000 per annum for membership dues with respect to such club membership. In addition, to the extent obtainable at reasonable premiums (as determined by the Company in its sole discretion), the Company shall provide the Executive with a term life insurance policy in an amount equal to $750,000, with Executive's estate being the beneficiary.

                     (d) The parties acknowledge and agree that (i) pursuant to the terms and subject to the conditions of the Company's 2002 Share Incentive Plan (the "Plan"), the Executive will be granted, as of the date hereof, options to purchase 2,000 shares of common stock, par value $.01, per share, of NATC ("Common Stock") at an exercise price equal to $90.00 per share, (ii) such options shall vest in equal installments of 25% (i.e., 500 shares) on each of the first four anniversaries of the date of grant and (iii) such grant of options will be made as partial consideration for Executive's employment hereunder.

                     4. Termination. (a) If during the Term the Executive shall die, the Executive's legal representative shall be entitled to receive in cash an amount equal to the sum of (i) any accrued and unpaid Salary to the date of such death, and (ii) any accrued and unpaid Bonus to the date of such death, including any Bonus for the year in which the termination occurs, determined by the Board reviewing the Executive's and the Company's performance for such entire year and prorating any such Bonus for the number of days elapsed during


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such year prior to such termination. The amount referred to in clause (i) above shall be paid in accordance the Company's existing payroll practices and any Bonus payable pursuant to clause (ii) above shall be paid within ten business days after the release of the Company's audited financial statements for the year in respect of which such Bonus was awarded and the approval of such Bonus by the Board. In addition, the Executive (or his legal representative) shall be entitled to receive any insurance proceeds payable pursuant to any insurance provided pursuant to Section 3(c) hereof.

                     (b) If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder for a period of at least 90 days out of any twelve consecutive months (which condition is referred to herein as the Executive becoming "Disabled"), the Company may at any time prior to the 90th day after the last day of such twelfth consecutive month, by written notice to the Executive, terminate the Executive's employment, in which event the Executive (or his legal representative) shall be entitled to receive in cash an amount calculated as the sum of (i) any accrued and unpaid Salary to the date of such notice and (ii) any accrued and unpaid Bonus to the date of such notice, including any Bonus for the year in which the termination occurs, determined by the Board reviewing the Executive's and the Company's performance for such entire year and prorating any such Bonus for the number of days elapsed during such year prior to such termination. The amount referred to in clause (i) above shall be paid in accordance the Company's existing payroll practices and any Bonus payable pursuant to clause (ii) above shall be paid within ten business days after the release of the Company's audited financial statements for the year in respect of which such Bonus was awarded and the approval of such Bonus by the Board. In addition, the Executive (or his legal representative) shall be entitled to receive any disability benefits payable pursuant to any plan referred to in Section 3(d) hereof. Nothing herein contained shall be deemed to limit or abrogate any insurance or other similar benefits available to the Executive.

                     (c) The Executive's employment may be terminated by the Company during the Term for Cause (as hereinafter defined). If during the Term the Executive's employment shall be lawfully terminated by the Company for Cause or the Executive shall voluntarily resign without Good Reason (as hereinafter defined), the Company's obligation to pay Salary and Bonus for the benefit of the Executive, and the Executive's obligation to render services hereunder for the benefit of the Company, shall cease on the effective date of such termination or resignation (the effective date of a termination or resignation pursuant to any provision of Section 4 is hereinafter referred to as the "Termination Date"); provided, however, that the Executive shall be entitled to receive in cash an amount equal to (i) any accrued and unpaid Salary to the Termination Date and (ii) any accrued and unpaid Bonus for any year preceding such Termination Date. The amount referred to in clause (i) above shall be paid in accordance the Company's existing payroll practices and any Bonus payable pursuant to clause (ii) above shall be paid within ten business days after the release of the Company's audited financial statements for the year in respect of which such Bonus was awarded and the approval of such Bonus by the Board.


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                     As used herein, the term "Cause" shall mean only (i) a
felony conviction of the Executive (as determined by a court of competent jurisdiction, not subject to further appeal), (ii) the commission by the Executive of an act of fraud or embezzlement against the Company or any of its affiliates, (iii) gross misconduct which is demonstrably willful and deliberate on the Executive's part and which is detrimental to the Company or any of its affiliates, (iv) any material breach by the Executive of any agreement with the Company or any affiliate thereof not cured within 10 days after receiving written notice thereof or any material violation of any policies or procedures of the Company if the Company has given Executive written notice of such violation and Executive persists in such violation or (v) insubordination consisting of the Executive's continued failure to take specific action which is within his individual control and consistent with his status as a senior executive of the Company and his duties and responsibilities hereunder after written notice from the Chief Executive Officer of the Company of not less than 10 days.

                     As used herein, the term "Good Reason" means any of the following:

                               (i) the assignment to the Executive of any duties
                     inconsistent with his status as Senior Vice President and General Counsel of the Company or a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more other persons;

                               (ii) the failure by the Company to pay or provide
                     to the Executive, within 30 days of a written demand therefor, any amount of compensation or any material benefit which is due, owing and payable pursuant to the terms hereof or of any written plan, program, arrangement or policy; or

                               (iii) the breach in any material respect by the
                     Company of any of its other obligations or agreements set forth herein and the failure by the Company to cure such breach within 20 days after written notice thereof from the Executive.

                     (d) If during the Term the Executive's employment shall be terminated by the Company without Cause (and other than pursuant to Section 4(b)) or by the Executive for Good Reason (each a "Section 4(d) Event"), the following provisions shall apply:

                               (i) The Executive shall be entitled to receive
                     severance pay equal to the sum of the following amounts:

                               (A) an amount equal to all accrued but unpaid
                     Salary owing by the Company as of the Termination Date;

                               (B) any accrued and unpaid Bonus to the
                     Termination Date, including any Bonus for the year in which the Executive is terminated, determined by the Board after reviewing the Executive's and the Company's performance for such entire year and prorating any such Bonus for the


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                     number of days elapsed during such year prior to such
                     termination;

                               (C) subject to Section 5 hereof, an amount equal
                     to the Executive's annual Salary hereunder (at the rate then in effect) for the period commencing on the Termination Date and ending on the expiration of the Term; and

                               (D) subject to Section 5 hereof, an amount equal
                     to the highest annual Bonus paid to the Executive pursuant to this Agreement in the two (2) years preceding the Termination Date.

                               (ii) The amounts payable by the Company pursuant
                     to Section 4(d)(i) shall be paid as follows:

                               (A) The amount referred to in clause (A) of
                     Section 4(d)(i) shall be paid in accordance with the Company's existing payroll practices;

                               (B) The amount of any Bonus payable pursuant to
                     clause (B) of Section 4(d)(ii) shall be paid 10 business days after the release of the Company's annual audited financial statements for the year in respect of which such Bonus was awarded and the approval of such Bonus by the Board;

                               (C) The amounts payable by the Company pursuant
                     to clauses (C) and (D) of Section 4(d)(i) shall be paid as a lump sum cash payment within ten business days after the Termination Date.

                               (iii) Any options to purchase shares of Common
                     Stock granted to the Executive and any shares of restricted stock granted to the Executive that have not vested as of the Termination Date shall vest as of such date.

                     (e) During the term of the Executive's employment with Company and for twelve months after the Termination Date (the "Noncompetition Period"), Executive hereby agrees not to Compete with the Company. For purposes of this section, the term Compete means:

                               (i) soliciting or counseling, personally or by or
                     on behalf of any person, firm or corporation, the employment of any employee of Company, or requesting, inducing or attempting to influence any employee of the Company to terminate his employment with Company; or

                               (ii) directly or indirectly (A) requesting,
                     inducing or attempting to influence any supplier of goods or services to Company to curtail or cancel any business it transacts with Company; or (B) requesting, inducing or attempting to influence any customer of Company to curtail or cancel any business they may transact with Company; or
                     (C) engaging in any business that the Company is engaged in


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                     as of the date of such termination (whether as an officer, director, partner, employee, consultant or equity owner).

Notwithstanding the foregoing, the term "Compete" shall not include owning (as a "beneficial owner", as such term is defined in the Securities Exchange Act of 1934, as amended, or otherwise) one percent (1%) or less of any class of equity securities of a company that is engaged in a business in which the company is engaged, provided that such class of equity securities is listed on a national securities exchange or actively traded in the over-the-counter market and that the Executive does not serve as an officer, director, partner, employee or consultant of such company.

                     (f) The Company acknowledges and agrees that the Executive shall have no duty at any time to seek other employment or to mitigate his damages hereunder. The amounts payable to the Executive under this Agreement shall be paid regardless of whether the Executive obtains other employment.

                     (g) Upon any termination of the Executive's employment hereunder, the Company shall pay to the Executive or reimburse the Executive for any business expenses and any amount payable under any benefit plan or program or other amounts that were accrued or incurred but unpaid or unreimbursed at the Termination Date.

                     5. Golden Parachute Payments.

                     (a) Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated to make any payment or provide any benefit (including the acceleration of stock options) to the extent that such payment or benefit results in a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")); provided, however, that the Company shall make all payments and provide all benefits under this Agreement to the fullest extent permitted without giving rise to a parachute payment.

                     (b) Whether any payment or benefit under this Agreement results in a parachute payment (as defined in Section 280G of the Code) (i) shall be determined by the Company's certified public accountants (the "Accountants"); and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                     (c) In the event that a payment or benefit under this Agreement is subsequently determined by the Accountants to be a parachute payment, the Executive shall repay to the Company, within 30 days following the time that the character of such payment or benefit is re-defined by the Accountants, the amount of such payment or benefit that has been paid to the Executive or on the Executive's behalf and that would not have been paid if such payment or benefit had been initially treated as a parachute payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing provisions of this
Section 7(e), in the event any portion of the payment or benefit to be refunded to the Company has been paid to any federal, state or local authority, repayment


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thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or check is denied.

                     6. Stockholders' Agreement. Executive agrees (a) to be bound by all of the provisions and conditions of the Exchange and Stockholders' Agreement dated June 25, 1997 by and among the Company and the Stockholders (as defined therein) party thereto (the "Stockholders' Agreement"), (b) that the Executive shall constitute a "Management Stockholder" for purposes of the Stockholders' Agreement, (c) that all "Shares of Voting Common Stock" (as defined in the Stockholders' Agreement) owned from time to time by the Executive (including, without limitation, any such shares acquired pursuant to the exercise of the options referred to in Section 3(d) hereof) shall be subject to the Stockholders' Agreement and (d) Executive shall execute and deliver to the Company such additional documents, if any, as the Company may reasonably request to further evidence or give effect to the provisions of this Section 6.

                     7. Withholding Taxes. The Company may require, as a condition to any payments required to be made by the Company pursuant to this Agreement or as a condition to effectuating a repurchase of Shares pursuant to
Section 6 hereof, that the Company be reimbursed in cash for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of such payment or repurchase of Shares by the Company. In lieu thereof, the Company or any affiliate thereof which employs the Executive shall have the right to withhold the amount of such taxes from any sums due or to become due from it to the Executive.

                     9. Expenses. In the event that the Executive institutes any legal action to enforce his rights under, or to recover damages from breach of, this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorneys' fees and disbursements reasonably incurred by him.

                     10. Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign or transfer any rights or obligations hereunder, except that the Company may assign or transfer this Agreement to (a) a successor corporation in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets, of the Company or (b) an affiliate of the Company; provided that no such assignment referred to in the foregoing clause (a) or (b) shall relieve the Company from liability for its obligations hereunder. Any purported assignment, other than as provided above, shall be null and void.

                     11. Indemnification. The Company shall indemnify the Executive in accordance with its Certificate of Incorporation and Bylaws, copies of which have been delivered to the Executive, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer,


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director or employee of the Company or of any subsidiary or affiliate of the
Company. The Company's obligations under this Section 11 shall survive any termination of this Agreement or the Executive's employment hereunder.

                     12. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:


           If to the Company:        North Atlantic Trading Company, Inc.
                                     257 Park Avenue South, 7th Floor
                                     New York, New York 10016


           If to the Executive:      James W. Dobbins
                                     36 Beverly Road
                                     Madison, NJ 07940


or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

                     13. Entire Agreement; Non-Exclusive Rights. (a) Subject to
Section 13(b), this Agreement shall constitute the entire agreement between the Executive and the Company concerning the subject matter hereof, and performance of its obligations hereunder by the Company shall constitute full settlement and release of any claim or cause of action, of whatsoever nature, which the Executive might otherwise assert or claim against the Corporation or any of its directors, stockholders, officers or employees on account of any termination. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an authorized officer of the Company.

                     (b) Nothing in this Agreement shall impair or limit (i) any right or obligation of any party hereto under the Stockholders' Agreement or
(ii) the Executive's continuing or future participation, during the term of Executive's employment, in any benefit bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company, including, but not limited to the Stock Option Agreement and any other stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive


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is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Termination Date shall be payable in accordance with such plan or program.

                     14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.


                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.




                        NORTH ATLANTIC TRADING COMPANY, INC.

                        By: /s/ Thomas F. Helms, Jr.
                            -------------------------------------------------
                            Name: Thomas F. Helms, Jr.
                            Title: Chairman of the Board of Directors and
                                   Chief Executive Officer



                            /s/ James W. Dobbins
                            -------------------------------------------------
                            James W. Dobbins